Exhibit 99.1

Emclaire Financial Corp. Announces Withdrawal of $20 Million Common Stock Offering

EMLENTON, Pa.--(BUSINESS WIRE)--December 4, 2009--Emclaire Financial Corp. (NASDAQ: EMCF), the parent holding company of The Farmers National Bank of Emlenton, announced that it has withdrawn its add-on public offering of approximately $20 million in common stock due to unfavorable market conditions.

William C. Marsh, Chairman, President and Chief Executive Officer noted, “As a result of the prevailing poor market conditions, the likely pricing for the Company’s previously announced add-on common stock offering did not meet our criteria and was not at a level that was in the best interests of our shareholders. We remain focused on preserving and building shareholder value and believe that raising capital in the current environment and the resulting potential dilution to our current shareholders would conflict with our goals.”

Marsh added, “Poor industry market conditions in recent weeks have adversely impacted the capital raising environment. However, our bank remains 'well-capitalized' for regulatory purposes and while the proposed offering would have provided a larger base for expansion, our growth prospects remain favorable and we continue to be positioned for continued profitability and growth. We remain focused on enhancing shareholder value and implementing our strategic corporate objectives.”

The Company will continue to monitor market conditions and may recommence the offering should conditions improve and may explore other capital growth alternatives.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer Counties, Pennsylvania. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

Forward-looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT:
Emclaire Financial Corp.
William C. Marsh, 724-867-2311
Chairman of the Board, President and Chief Executive Officer